Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 24, 2003, except for Notes 32 and 34 for which the dates are June 12, 2003, in this Registration Statement of Form F-4.

We also consent to the incorporation by reference therein of our report dated January 24, 2003, except for Notes 32 and 34 for which the dates are June 12, 2003, on the consolidated financial statements of Endesa-Chile and subsidiaries for the year ended December 31, 2002, included in the Annual Report (Form 20-F) for 2002 filed with the Securities and Exchange Commission.

ERNST & YOUNG LTDA.

Santiago, Chile
July 30, 2003